Exhibit (c)(xii)

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

CONFIDENTIAL

JUNE 2024

LAZARD

DISCUSSION MATERIALS

Project Tempest

C O N F I D E N T I A L DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions Disclai m er P R O J E C T T E M P E S T The information herein has been prepared by Lazard based upon information supplied by Thoughtworks Holding, Inc . (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company . We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice .

DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

PROJECT TEMPEST

Tempest Discounted Cash Flow Analysis – Sensitivity Case

($ in millions except per share values)

- Lazard was asked to produce a DCF sensitivity analysis that assumes Tempest achieves Revenue Growth and Adjusted EBITDA Margins in line with public comparables. We apply the following assumptions:
  - 2025E: midpoint of A) Tempest Management Plan and B) peer comparables (based on the average excluding the low and high peers)
  - 2026E: peer comparables (using the same methodology as above), flatlined thereafter through the end of the projection period
- The resulting projections are shown below, which imply a 10% Revenue CAGR from 2024E to 2028E and 2028E Adjusted EBITDA Margin of 18%, resulting in 2028E Adjusted EBITDA of $274m (vs. Tempest Management Plan Adjusted EBITDA of $380m)
- Based on this sensitivity case, the DCF analysis implies a valuation per Tempest share of $4.03 to $6.10[1]

Revenue Assumptions

	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Tempest MP[2] Revenue	$1,037	$1,152	$1,396	$1,676	$2,004
% YoY Growth	(8%)	11%	21%	20%	20%
Sensitivity Case Revenue	1,037	1,136	1,245	1,365	1,497
% YoY Growth	(8%)	10%	10%	10%	10%
Peer Average % YoY Growth[3]		8%	10%		
Memo: % YoY Growth					
EPAM		8%	14%		
Globant		~~17%~~	~~21%~~		
Endava		11%	–[4]		
Accenture		7%	–[4]		
Capgemini		6%	~~5%~~		
Cognizant		~~4%~~	5%		

Adjusted EBITDA Assumptions

	CY2024E	CY2025E	CY2026E	CY2027E	CY2028E
Tempest MP[2] Adj. EBITDA	$86	$155	$235	$307	$380
% Margin	8%	13%	17%	18%	19%
Sensitivity Case Adj. EBITDA	86	183	228	250	274
% Margin	8%	16%	18%	18%	18%
Peer Average % Margin[3]		19%	18%		
Memo: % Margin					
EPAM		17%	17%		
Globant		20%	~~20%~~		
Endava		18%	–[4]		
Accenture		~~22%~~	–[4]		
Capgemini		~~17%~~	~~17%~~		
Cognizant		19%	19%		

Source: Tempest Management, company filings, Wall Street research and FactSet as of 5/31/2024.
Note: All EBITDA figures shown are Adjusted EBITDA presented on a like-for-like basis excluding stock-based compensation.
1 Implied share price range based on WACC range of 11.5%-16.5% and CY2028E (NTM) Adjusted EBITDA Multiple range of 9.5x-12.0x.
2 Denotes Tempest Management Plan.
3 Excludes low and high peers for both CY2025E/CY2026E Revenue Growth and Adjusted EBITDA Margin.
4 Excluded due to absence of CY2026E forecasts (forecasts extend only through the years ended June 2026 and August 2026 for Endava and Accenture respectively).

LAZARD

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DRAFT – Presentation Materials are Preliminary, Confidential and Subject to Further Revisions

PROJECT TEMPEST

Tempest Discounted Cash Flow Analysis – Sensitivity Case (cont'd)

($ in millions except per share values)

	Actuals		Sensitivity Case						
	CY2023A	Q1 CY'24A	Q2 CY'24E	Q3 CY'24E	Q4 CY'24E	CY2025E	CY2026E	CY2027E	CY'28E / TV
Adjusted EBITDA	$93	$5	$18	$32	$31	$183	$228	$250	$274
% Margin	*8%*	*2%*	*7%*	*12%*	*12%*	*16%*	*18%*	*18%*	*18%*
Depreciation & Amortization[1]	(22)	(3)	(5)	(5)	(5)	(25)	(30)	(36)	(43)
Stock-Based Compensation	(65)	(11)	(11)	(11)	(13)	(46)	(49)	(59)	(70)
Adjusted EBIT[1]	$6	($9)	$2	$16	$13	$112	$149	$155	$161
% Margin	*1%*	*(4%)*	*1%*	*6%*	*5%*	*10%*	*12%*	*11%*	*11%*
Taxes		(0)	1	(18)	(27)	(66)	(53)	(49)	(46)
% Effective Tax Rate		*(0%)*	*(63%)*	*111%*	*203%*	*59%*	*36%*	*31%*	*29%*
NOPAT		($9)	$3	($2)	($14)	$46	$96	$107	$115
% Margin		*(4%)*	*1%*	*(1%)*	*(5%)*	*4%*	*8%*	*8%*	*8%*
Plus: Depreciation & Amortization			5	5	5	25	30	36	43
Plus: Bad Debt Expense[2]			1	1	1	3	3	4	5
Less: Increase in NWC			16	7	5	(17)	(30)	(35)	(41)
Less: Capital Expenditures			(5)	(5)	(5)	(28)	(34)	(40)	(48)
Unlevered Free Cash Flow			$20	$6	($8)	$28	$65	$71	$73

Enterprise Value at CY2028E (NTM) Adjusted EBITDA Multiple of

WACC	PV of FCFs Q2 '24E – '27E	*9.5x*	*10.0x*	*10.75x*	*11.5x*	*12.0x*
16.5%	$130	$1,612	$1,689	$1,805	$1,920	$1,998
15.5%	132	1,663	1,742	1,862	1,982	2,061
14.0%	136	1,743	1,827	1,952	2,078	2,162
12.5%	140	1,829	1,917	2,049	2,181	2,269
11.5%	143	1,889	1,980	2,116	2,253	2,344

Implied Share Price ($) at CY2028E (NTM) Adjusted EBITDA Multiple of

WACC	*9.5x*	*10.0x*	*10.75x*	*11.5x*	*12.0x*
16.5%	$4.03	$4.25	$4.58	$4.90	$5.12
15.5%	4.17	4.40	4.74	5.08	5.30
14.0%	4.40	4.64	4.99	5.35	5.58
12.5%	4.64	4.89	5.27	5.64	5.89
11.5%	4.81	5.07	5.46	5.84	6.10

Equity Value at CY2028E (NTM) Adjusted EBITDA Multiple of

WACC	*9.5x*	*10.0x*	*10.75x*	*11.5x*	*12.0x*
16.5%	$1,388	$1,465	$1,581	$1,696	$1,774
15.5%	1,439	1,518	1,638	1,757	1,837
14.0%	1,519	1,603	1,728	1,854	1,938
12.5%	1,605	1,693	1,825	1,956	2,044
11.5%	1,665	1,756	1,892	2,029	2,120

Implied PGR[3] at CY2028E (NTM) Adjusted EBITDA Multiple of

WACC	*9.5x*	*10.0x*	*10.75x*	*11.5x*	*12.0x*
16.5%	13.5%	13.6%	13.8%	14.0%	14.1%
15.5%	12.5%	12.6%	12.8%	13.0%	13.1%
14.0%	11.0%	11.1%	11.3%	11.5%	11.6%
12.5%	9.5%	9.7%	9.9%	10.0%	10.1%
11.5%	8.5%	8.7%	8.9%	9.0%	9.1%

Source: Tempest Management, company filings, Wall Street research and FactSet as of 5/31/2024.

Note: DCF assumes mid-year convention and valuation date as of 3/31/2024. Adj. EBITDA burdened for restructuring charges. Effective Tax rate excludes impact of Net Operating Loss (NOL) utilization. Enterprise Value, Equity Value and Implied Share Price figures are adjusted to include the Present Value of Net Operating Losses (NOLs) ranging from $13m - $15m. Assumes acquisition of Watchful assets/talent announced 4/17/2024 is valued in line with $2.525m purchase price (including $1.25m contingent consideration; no valuation premium or discount to purchase price).

1 D&A and Adjusted EBIT are unburdened by amortization of acquisition-related intangible assets.

2 Tempest Management is required to burden the income statement for a level of bad debt expense that exceeds the forecasted uncollectable amount.

3 Implied perpetual growth rate calculated based on Terminal Value and terminal year FCF excluding impact of NOLs, NOL utilization and Watchful acquisition.

LAZARD

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